UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 14D-9
                                 (RULE 14d-101)
                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934



                             MTR GAMING GROUP, INC.
                            ------------------------
                            (Name of Subject Company)


                             MTR GAMING GROUP, INC.
                        ---------------------------------
                        (Name of Person Filing Statement)


                         Common Stock $.00001 Par Value
                         ------------------------------
                         (Title of Class of Securities)


                                    553769100
                      -------------------------------------
                      (CUSIP Number of Class of Securities)


                                 Donald J. Duffy
              Chairman, Special Committee of the Board of Directors
                             MTR Gaming Group, Inc.
                               State Route 2 South
                          Chester, West Virginia 26034
                                  304-387-8300
             -------------------------------------------------------
            (Name, address and telephone number of person authorized
             to receive notices and communications on behalf of the
                            person filing statement)


                                    Copy to:

                            Richard M. Hoffman, Esq.
                              Gregg S. Lerner, Esq.
                      Friedman Kaplan Seiler & Adelman LLP
                           1633 Broadway (46th Floor)
                            New York, New York 10019
                                  212-833-1100

|X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.





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                                  EXHIBIT INDEX


Exhibit No.       Description

99.1 Press Release dated December 19, 2005, announcing that the Special Committee of the Board of Directors had retained financial advisors.



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